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                                                                     EXHIBIT 8.1

Cereus Technology Partners, Inc.
August 29, 2000

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                                August 29, 2000



Cereus Technology Partners, Inc.
1000 Abernathy Road
400 Northpark, Suite 1000
Atlanta, Georgia  30328


     RE: FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER OF SOLEMN ACQUISITION CORPORATION WITH AND INTO CEREUS TECHNOLOGY PARTNERS, INC.

Gentlemen:

         We have acted as counsel to Cereus Technology Partners, Inc. (the "Company") in connection with the proposed merger (the "Merger") of Solemn Acquisition Corporation, a Delaware corporation ("Merger Sub") and wholly-owned subsidiary of Eltrax Sytems, Inc., a Minnesota corporation ("Eltrax"), with and into the Company, pursuant to that certain Second Amended and Restated Agreement and Plan of Merger dated as of July 27, 2000, by and among the Company, Merger Sub and Eltrax (the "Merger Agreement"). In our capacity as counsel to the Company and as provided in the Merger Agreement, we have been requested to render our opinion regarding certain of the federal income tax consequences of the Merger.

         We understand that this opinion will be filed as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") that will be filed by Eltrax with the Securities and Exchange Commission relating to the securities that will be issued by Eltrax pursuant to the Merger Agreement and that this opinion will be referred to in the Joint Proxy Statement/Prospectus that will be a part of the Registration Statement, including references to this firm in the section thereof entitled "THE MERGER - Certain Federal Income Tax

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Cereus Technology Partners, Inc.
August 29, 2000

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Consequences of the Merger" and "LEGAL OPINIONS." We hereby specifically consent to such uses of and references to this opinion.

         All terms used herein without definition shall have the respective meanings specified in the Merger Agreement and, unless otherwise indicated, all section references herein are to the Internal Revenue Code of 1986, as amended.


                             INFORMATION RELIED UPON

         In rendering this opinion, we have examined such documents as we have deemed appropriate, including the Merger Agreement and the Registration Statement. In the course of such examination, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that all such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultations with various representatives of the Company and Eltrax. In addition, we have obtained written certificates from the managements of the Company and Eltrax to verify certain relevant facts that have been represented to us or that we have assumed in rendering this opinion. With your consent, we have assumed that the representations made in such certificates are true on the date hereof and will be true at the Effective Time.

                                     OPINION

         Based upon the foregoing, it is our opinion that:

         1. The Merger will qualify as a "reorganization" within the meaning of
Section 368 (a) of the Code.

         2. No gain or loss will be recognized by the Company or Eltrax by reason of the Merger.

         3. No gain or loss will be recognized by any stockholder of Cereus upon the exchange of Cereus Common Stock solely for Parent Common Stock in the Merger.

         4. The basis of the Parent Common Stock received by each Cereus stockholder who exchanges Cereus Common Stock for Parent Common Stock in the Merger will be the same as

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Cereus Technology Partners, Inc.
August 29, 2000
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the stockholder's basis in the Cereus Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Parent Common Stock).

         5. The holding period of the Parent Common Stock received by each Cereus stockholder in the Merger will include the holding period of the Cereus Common Stock surrendered in exchange therefor, provided that such shares of Cereus Common Stock were held as a capital asset by such stockholder at the Effective Time.



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Cereus Technology Partners, Inc.
August 29, 2000
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         6. Cash received by each Cereus stockholder in lieu of a fractional share interest of Parent Common Stock as part of the Merger will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Parent Common Stock which such stockholder would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Cereus Common Stock was a capital asset in such stockholder's hands at the Effective Time).

                                     * * * *

         The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, such opinion is based solely on the documents that we have examined, the additional information that we have obtained and the representations that have been made to us, and this opinion cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.

         The opinion expressed herein is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger. In addition, the opinion is directed only to the addressee hereof and is not to be relied upon by any other party.

                                                     Very truly yours,



                                                     /s/ ROGERS & HARDIN